EXHIBIT 99.1
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[NATIONAL STEEL LOGO]
4100 Edison Lakes Parkway
Mishawaka, IN 46545-3440


                                                    Contact: Anita-Marie Hill
                                                             Sitrick And Company
                                                             (310) 788-2850


           Court Approves Sale of National Steel Assets to U.S. Steel


Mishawaka, IN - April 21, 2003 - National Steel Corp. today announced that the United States Bankruptcy Court for the Northern District of Illinois has approved the sale to United States Steel Corporation of substantially all of National Steel's principal steelmaking and finishing assets and iron ore pellet operations pursuant to the terms of the asset purchase agreement between the parties. The asset purchase agreement with U.S. Steel provides for the payment of $850 million in cash at closing and the assumption of certain liabilities of approximately $200 million.

         As previously announced, U.S. Steel emerged as the highest and best bidder in a competitive auction held on April 16 and 17 for substantially all of National Steel's principal steelmaking and finishing assets and iron ore pellet operations, subject to bankruptcy court approval.

         Completion of the transaction remains subject to certain conditions with a final closing expected by the end of May.

         National Steel filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

About National Steel:

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit National Steel's website at www.nationalsteel.com.

         All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2002.

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